Exhibit T3E-2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF RHODE ISLAND

In re: CENTRAL FALLS DETENTION FACILITY CORPORATION, d/b/a Donald W. Wyatt Detention Facility Debtor.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 26 -_____________

CHAPTER 11 PLAN OF
CENTRAL FALLS DETENTION FACILITY CORPORATION

Partridge Snow & Hahn LLP

Daniel E. Burgoyne (#7541)

Matthew A. Lopes, Jr. (#3877)

40 Westminster Street

Suite 1100

Providence, RI 02903

T: (401) 861-8254

F: (401) 861-8210

dburgoyne@psh.com

mlopes@psh.com

TROUTMAN PEPPER LOCKE LLP

Jonathan W. Young (pro hac vice forthcoming)

Hanna J. Redd (pro hac vice forthcoming)

111 Huntington Ave., 9th Floor

Boston, MA 02199

T: (617) 239-0100

F: (617) 227-4420

jonathan.young@troutman.com

hanna.redd@troutman.com

– and –

Aaron C. Smith (pro hac vice forthcoming)

111 South Wacker Drive

Chicago, IL 60606

T: (312) 443-700

F: (312) 443-0336

aaron.smith@troutman.com

Proposed Counsel to the Debtor and Debtor in Possession

DATED: July 10, 2026

1          The last four digits of the Debtor’s federal employer identification number are 5439. The address of the Debtor is 950 High Street, Central Falls, RI 02863.

TABLE OF CONTENTS

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INTRODUCTION

Central Falls Detention Facility Corporation, as debtor and debtor-in-possession (the “Debtor”), hereby proposes the following Plan of Reorganization pursuant to section 1121 of the Bankruptcy Code. The Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Holders of Claims may refer to the Disclosure Statement for a discussion of (i) the Debtor’s history, business, property, results of operations, and the projections for future operations, (ii) a summary of this Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan and Distributions to be made under this Plan.

ALL HOLDERS OF CLAIMS AGAINST THE DEBTOR ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN TO THE EXTENT THEY ARE ENTITLED TO VOTE. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019, AND THE PLAN, THE DEBTOR RESERVES THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

THIS PLAN IS BEING PROPOSED IN ACCORDANCE WITH, AND IN FURTHERANCE OF, THE RESTRUCTURING SUPPORT AGREEMENT.

Article I
RULES OF INTERPRETATION AND DEFINED TERMS

Section 1.01.       Definitions

1.1            “Accounts” means the Operational Reserve Fund, Capital Reserve Fund and Debt Service Reserve Fund established under the Restated Indenture.

1.2            “Account Funding Requirement” means as of an applicable testing date: (a) for the Operational Reserve Fund, the amount equal to 60 Days’ Cash on Hand; (b) for the Capital Reserve Fund, the amount in such Account after accounting for the deposit of the Annual CapEx Deposit for the current Fiscal Year; and (c) for the Debt Service Reserve Fund, $2.75 million.

1.3            “Administrative 503(b)(9) Claims” means all Claims against the Debtor under section 503(b)(9) of the Bankruptcy Code, which provides priority status to Claims for the value of goods received by the Debtor within twenty (20) days prior to the Petition Date and sold to the Debtor in the ordinary course of the Debtor’s business.

1.4            “Administrative Claim” means all Claims against the Debtor constituting a cost or expense of administration (incurred after the Petition Date and prior to the Effective Date) described in section 330, 331, or 503(b) and entitled to priority under section 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the Debtor’s business; (b) any indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case in connection with the conduct of its business; (c) any administrative claims allowed by Final Order of the Bankruptcy Court in connection with the assumption of executory contracts or otherwise; (d) any compensation for professional services rendered and reimbursement of expenses incurred, including by the Bond Trustee and Consenting Holders, (e) any amounts due and owing to the Consenting Holders in accordance with the Restructuring Support Agreement and (e) any claims for substantial contribution under section 503(b)(3)(D) of the Bankruptcy Code. Any fees or charges assessed against the Estate under section 1930 of title 28 of the United States Code shall be excluded from the definition of Administrative Claims and paid in accordance with Section 12.01 of the Plan.

1.5            “Administrative Claims Bar Date” means the date that is forty-five (45) days after the Effective Date.

1.6            “Administrative Claim Request” means a request for payment of an Administrative Claim Filed prior to the Administrative Claims Bar Date in accordance with Section 3.01(b) of the Plan.

1.7            “Affiliate” means “affiliate” as defined in section 101(2) of the Bankruptcy Code.

1.8            “Allowed” means a Claim (a) in respect to which a Proof of Claim has been Filed or deemed Filed with the Bankruptcy Court or Epiq on or before the applicable Bar Date or, in the case of an Administrative Claim, a Claim for which a request for payment has been submitted in accordance with Section 3.01(b) of the Plan on or before the Administrative Claims Bar Date, (b) scheduled by the Debtor in a list of creditors prepared and filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007 and listed as liquidated in amount and not disputed by any party or contingent, or (c) allowed, settled, or resolved pursuant to this Plan or an order of the Bankruptcy Court and, with respect to (a) or (b) above, as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, an order of the Bankruptcy Court, or this Plan, or which has been Allowed by Final Order (but only to the extent so Allowed and not to the extent Allowed solely for voting to accept or reject this Plan). Unless otherwise specified in this Plan or by order of the Bankruptcy Court, Allowed Claims shall not for purposes of computations or distributions under this Plan include interest on such Claim from and after the Petition Date or include any penalty on such Claim. A Claim Reinstated under this Plan shall be Allowed for purposes of the Plan solely to the extent settled, or resolved by Final Order, in favor of the Holder. Further, the Reorganized Debtor shall retain all claims and defenses with respect to Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan. For the avoidance of doubt, a Claim that is Disallowed or Disputed shall not be Allowed for purposes of this Plan.

1.9            “Avoidance Actions” means any and all actual or potential Causes of Action (other than those which are released or dismissed as part of and pursuant to the Plan) to avoid a transfer of property or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including sections 502(d), 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws (whether or not litigation is commenced to prosecute such Causes of Action) and including the Debtor’s rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

1.10          “Ballot” means any ballot (including any beneficial ballot) distributed with the Disclosure Statement for purposes of voting to accept or reject the Plan.

1.11          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Case.

1.12          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Rhode Island.

1.13           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.14          “Bar Date” means the date established pursuant to Rule 3003-1 of the Local Bankruptcy Rules by which Proofs of Claim with respect to certain Claims must be filed to receive a distribution under the Plan.

1.15          “Bond Trustee” means UMB Bank, N.A., as successor Trustee under the Existing Indenture.

1.16          “Budget” shall mean that certain budget attached to the Interim Cash Collateral Order as Exhibit 1.

1.17          “Business Day” means a day that is not a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which banking institutions in the State of Rhode Island or the State of New York are authorized or required by law or executive order to remain closed or the New York Stock Exchange or DTC is closed.

1.18          “Capital Reserve Fund” means a capital reserve account to be established by the Debtor or Reorganized Debtor as of the Effective Date (and subject to the lien and security interest in favor of the New Bond Trustee), which shall be maintained at the New Bond Trustee and funded by the Bond Trustee on the Effective Date from funds held by the Bond Trustee in the amount of $4 million, and shall be used for the payment of capital expenses at the Facility in accordance with the terms of the Budget and Restated Bond Documents.

1.19          “Cash” or “$” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.

1.20          “Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

1.21          “Causes of Action” means any and all actions, causes of action, Claims, rights, defenses, liabilities, obligations, executions, choses in action, controversies, rights (including rights to legal remedies, rights to equitable remedies, rights to payment), suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, claims for subordination (regardless of supporting grounds), or any other claims whatsoever, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, choate or inchoate, existing or hereafter arising, suspected or unsuspected, foreseen or unforeseen, and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case and through and including the Effective Date, including, without limitation Avoidance Actions.

1.22          “Chapter 11 Case” means the Debtor’s chapter 11 case commenced by the Debtor in the Bankruptcy Court in which this Plan was filed.

1.23          “City” means the City of Central Falls, Rhode Island.

1.24          “City Claims” shall mean all Claims and Causes of Action held by the City against the Debtor.

1.25          “City Settlement” means the terms set forth in Section 5.04 of the Plan, which shall fully and finally resolve all City Claims.

1.26          “Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against the Debtor, whether or not asserted.

1.27          “Claims Objection Deadline” means the date that is the later of one hundred eighty (180) days after the Effective Date or the applicable Bar Date.

1.28          “Class” means a class of Claims as set forth in Article III of the Plan.

1.29          “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Case, subject to all conditions specified having been satisfied or waived.

1.30          “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

1.31          “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.32          “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan.

1.33          “Consenting Holders” means the Holders of Existing Bond Secured Claims that are a party to the Restructuring Support Agreement.

1.34          “Creditor” means any Holder of a Claim.

1.35          “Cure” means the Distribution of Cash, or other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an Executory Contract or Unexpired Lease pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all past-due and unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.36          “Data Security Incident” means the targeted cyberattack on the Debtor’s computer systems that occurred on or about November 2, 2023 and is the subject of the Data Security Incident Class Action.

1.37          “Data Security Incident Claims” means an Unsecured Claim against the Debtor that is based upon, related to, or arising from the Data Security Incident Class Action, including but not limited to Claims for damages, attorneys’ fees, costs, or other relief sought or that could be sought in the Data Security Incident Class Action.

1.38          “Data Security Incident Class Action” means the putative class action captioned Jacob Hellested, individually and on behalf of all others similarly situated v. Central Falls Detention Facility Corporation d/b/a Donald W. Wyatt Detention Facility, Case No. 24-00284 currently pending before the District Court.

1.39          “Data Security Incident Class Allowed Claim” means an Allowed Claim in the amount to be determined in accordance with the Data Security Incident Class Settlement and pursuant to the Data Security Incident Class Proof of Claim.

1.40          “Data Security Incident Class Counsel” means the Law Offices of Peter N. Wasylyk (Peter N. Wasylyk) and Mason LLP (Gary E. Mason and Danielle L. Perry), in their capacity as counsel representing plaintiffs and putative class members in the Data Security Incident Class Action.

1.41          “Data Security Incident Class Members” means members of the settlement class contemplated in the Data Security Incident Class Settlement Agreement.

1.42          “Data Security Incident Class Opt-Out Claims” means any Data Security Incident Claims held by Data Security Incident Class Members who validly and timely opt out of the Data Security Incident Settlement Class.

1.43          “Data Security Incident Class Opt-Out Form” means the form sent to Data Security Incident Class Members pursuant to which they may elect to opt out of the Data Security Incident Settlement Class.

1.44          “Data Security Incident Class Proof of Claim” means the Proof of Claim filed by Data Security Incident Class Counsel on behalf of the Data Security Incident Class Members.

1.45          “Data Security Incident Class Settlement” means, subject to Bankruptcy Court approval, the terms set forth in the Data Security Class Settlement Agreement, as incorporated into Section 5.05 of the Plan, which shall fully and finally resolve all Data Security Incident Class Settlement Claims.

1.46          “Data Security Incident Class Settlement Agreement” means that certain Class Action Settlement Agreement and Release dated as of [•] by and between the Debtor and the named plaintiffs in the Data Security Incident Class Action (as may be amended, modified, or supplemented from time to time).

1.47          “Data Security Incident Class Settlement Claims” means Data Security Incident Claims that are settled pursuant to the Data Security Incident Class Settlement Agreement and does not include Data Security Incident Class Opt-Out Claims.

1.48          “Data Security Incident Class Settlement Fund” means an amount to be determined in accordance with the Data Security Incident Class Settlement but totaling no more than $100,000 to be funded by the Debtor on the Effective Date in accordance with Section 5.05(a) of the Plan pursuant to the Data Security Incident Class Settlement.

1.49          “Data Security Incident Settlement Class” means members of the settlement class contemplated in the Data Security Incident Class Settlement Agreement.

1.50          “Days’ Cash on Hand” means the number determined as of any applicable testing date by dividing (a) cash and investments in the Revenue Fund as of the date of computation by (b) the quotient obtained by dividing (i) total operating expenses of the Reorganized Debtor for the four (4) fiscal quarters most recently ended, excluding depreciation, amortization, provisions for bad debt or any other noncash expenses payable during such four (4) fiscal quarters most recently ended by (ii) 365. Computations of Days’ Cash on Hand shall be made using amounts set forth in the interim financial statements of the Reorganized Debtor for the applicable date or period prepared in accordance with GAAP.

1.51          “Debt Service Reserve Fund” means a debt service reserve fund to be established under the Restated Indenture as of the Effective Date (and subject to the lien and security interest in favor of the New Bond Trustee), which shall be maintained at the New Bond Trustee and funded by the Bond Trustee on the Effective Date from funds held by the Bond Trustee in the amount of $2.75 million, and shall be used to secure payment of the Series 2026 Bonds in accordance with the terms of the Restated Bond Documents.

1.52          “Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

1.53          “Debtor” has the meaning set forth in the Introduction to this Plan.

1.54          “Disallowed” means with respect to any Claim: (a) that has been disallowed or expunged by a Final Order; (b) that has been listed in the Schedules in the amount of “$0.00” and/or as unliquidated in amount, disputed, and/or contingent and for which a Bar Date has been established but no Proof of Claim has been timely Filed or, pursuant to a Final Order of the Bankruptcy Court, deemed timely Filed; or (c) that has not been listed in the Schedules and for which a Bar Date has been established but no Proof of Claim has been timely Filed or, pursuant to a Final Order of the Bankruptcy Court, deemed timely Filed.

1.55          “Disbursing Agent” means before and on the Effective Date, the Debtor, and after the Effective Date, the Reorganized Debtor.

1.56          “Disclosure Statement” means the disclosure statement for the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, consistent with the Restructuring Support Agreement.

1.57          “Disclosure Statement Order” means the Order Granting Debtor’s Motion Pursuant to 11 U.S.C §§ 1125, 1126 and 1128, Fed. R. Bankr. P. 2002, 3016, 3017, 3018 and 3020 and Local Rule 3016 for an Order: (A) Approving Disclosure Statement; (B) Establishing Procedures for the Solicitation and Tabulation of Votes to Accept or Reject the Debtor’s Plan; (C) Approving Forms of Notices and Ballots; and (D) Setting Confirmation Hearing and Related Deadlines [Docket No. [•]].

1.58          “Disputed” means with respect to any Claim, all or the portion of any Claim against the Debtor that is neither Allowed nor Disallowed, including any Claim as to which the Debtor or the Reorganized Debtor has filed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that otherwise is disputed by the Debtor or the Reorganized Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

1.59          “Distribution” means any distribution pursuant to the Plan to the Holders of Allowed Claims against the Debtor.

1.60          “Distribution Record Date” means the record date for purposes of making Distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date or such other date as shall be established by the Bankruptcy Court in the Confirmation Order.

1.61          “District Court” means the United States District Court for the District of Rhode Island, before which the Data Security Incident Class Action is pending.

1.62          “Effective Date” means the first Business Day on or after the Confirmation Date selected by the Debtor, with the consent of the Bond Trustee, on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions precedent to the effectiveness of the Plan set forth in Section 9.01 of the Plan have been satisfied or expressly waived in accordance with the terms of this Plan or the Confirmation Order.

1.63          “Employee Arrangements” means all employment or employee-related arrangements, agreements, programs, and policies, all collective bargaining agreements, and all compensation and benefits plans, policies, award letters, key employee retention agreements, and programs of the Debtor in effect as of the Petition Date or otherwise implemented by order of the Bankruptcy Court and applicable to its employees, retirees, consultants, contractors, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, welfare benefits plans, and life and accidental death and dismemberment insurance plans.

1.64          “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

1.65          “Epiq” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained by the Debtor in the Chapter 11 Case, as well as settlement administrator for the proposed Data Security Incident Class Settlement.

1.66          “Estate” means the estate of the Debtor in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.

1.67          “Excess Cash Flow” shall have the meaning given such term in the Restated Indenture.

1.68          “Exculpated Party” means the Debtor, the Reorganized Debtor, the Bond Trustee, the Consenting Holders, and any of their present or former officers, directors, employees, advisors, attorneys, agents, successors or assigns.

1.69          “Executory Contract” means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.70          “Existing Bonds” means the Detention Facility Revenue Refunding Bonds (The Donald W. Wyatt Detention Facility), Series 2005A issued in the principal amount of $106,380,000 authorized and issued pursuant to the Existing Bond Documents.

1.71          “Existing Bond Documents” means the (i) Existing Bonds, (ii) Mortgage, and (iii) all other related documents, instruments, letters, and agreements delivered for or with respect to the Existing Bonds.

1.72          “Existing Bond Secured Claim” means Claims on account of the Existing Bonds.

1.73          “Existing Indenture” means that certain Indenture of Trust dated as of June 1, 2005, between the Debtor and the Bond Trustee, relating to the Existing Bonds, and any amendments, supplements or modifications thereto.

1.74          “Facility” means the detention facility known as The Donald W. Wyatt Detention Facility and related training facility.

1.75          “Federal Court Litigation” means the litigation commenced by the Bond Trustee against the Debtor and the City, among other parties, in the case captioned UMB Bank, N.A. v. City of Central Falls, et al., Case No. 19-182 pending in the United States District Court for the District of Rhode Island

1.76          “File, Filed or Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Case, or, in the case of any Proof of Claim, with the Bankruptcy Court or Epiq.

1.77          “Final Cash Collateral Order” means the Final Order (I) Authorizing the Debtor (A) to Use Cash Collateral and (B) Grant Liens and Provide Superpriority Administrative Expense Claims; (II) Granting Adequate Protection to Prepetition Secured Party; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. [•]].

1.78          “Final Order” means an order, ruling or judgment issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order; provided, further, that with the exception of the Confirmation Order, the Debtor reserves the right to waive any appeal period.

1.79          “Fund” shall mean a fund created and established by Article 5 of the Restated Indenture.

1.80          “GAAP” or “Generally Accepted Accounting Principles” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States.

1.81          “General Bar Date” means the date established pursuant to Rule 3003-1 of the Local Bankruptcy Rules as the deadline for Filing Administrative 503(b)(9) Claims and Proofs of Claim with respect to all other Claims, other than Administrative Claims (which must be Filed by the Administrative Claims Bar Date) and Claims of Governmental Entities.

1.82          “General Unsecured Claim” means all Unsecured Claims (i) that are not Administrative Claims, Administrative 503(b)(9) Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Existing Bond Secured Claims, Unsecured Litigation Claims, or Data Security Incident Class Claims, and (ii) for which a Proof of Claim is Filed or deemed Filed on or prior to the General Bar Date.

1.83          “Governmental Entity” means any United States or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.

1.84          “Holder” means the beneficial holder of a Claim (and, when used in conjunction with a Class or type of Claim, means a Holder of a Claim in such Class or of such type).

1.85          “Impaired” means a Claim that is impaired within the meaning of section 1124 of the Bankruptcy Code

1.86          “Impaired Class” means a Class of Claims that is Impaired.

1.87          “Interim Cash Collateral Order” means the Interim Order (I) Authorizing the Debtor (A) to Use Cash Collateral and (B) Grant Liens and Provide Superpriority Administrative Expense Claims; (II) Granting Adequate Protection to Prepetition Secured Party; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. [•]].

1.88          “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtor’s property or the Estate.

1.89          “List of Rejected Contracts” means the schedule of executory contracts and unexpired leases to be rejected by the Debtor pursuant to the Plan, if any, as the same may be amended, modified, or supplemented from time to time, which will be filed with the Plan Supplement.

1.90          “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Bankruptcy Court.

1.91          “Local Impact Fee” means an annual fee in the amount of $250,000 to be paid by the Reorganized Debtor to the City in monthly installments consistent with Section 5.04 of the Plan and the City Settlement, which shall be subordinated to the payment of debt service on the New Series 2026A Bonds.

1.92          “Mortgage” means the Open-End Mortgage Deed, Leasehold Mortgage and Security Agreement, dated as of June 1, 2005, by and between the Debtor and the Bond Trustee, as amended and supplemented from time to time.

1.93          “New Bond Trustee” means Argent Trust Company, the trustee under the Restated Indenture on and after the Effective Date and any successor.

1.94          “New Series 2026A Bonds” means $27.5 million in face amount of Series 2026A Bonds issued by the Reorganized Debtor on the Effective Date under the Restated Indenture.

1.95          “New Series 2026B Bonds” means $40 million in face amount of Series 2026B Bonds issued by the Reorganized Debtor on the Effective Date under the Restated Indenture.

1.96          “Notice of Non-Voting Status Package” means the materials sent to Holders of Claims not entitled to vote to accept or reject this Plan.

1.97          “Operational Reserve Fund” means an operating account to be established and maintained by the New Bond Trustee as of the Effective Date (and subject to the lien and security interest in favor of the New Bond Trustee) for revenues from the Facility, which shall be funded by the Bond Trustee on the Effective Date from funds held by the Bond Trustee in the amount of $7 million and shall be used for payment of operating expenses of the Reorganized Debtor in accordance with the terms of the Restated Bond Documents.

1.98          “Other Priority Claim” means any Claim against the Debtor, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.99          “Other Secured Claim” means a Claim other than an Existing Bond Secured Claim that is (a) secured by a Lien on collateral to the extent of the value of such collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtor, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code to equal or exceed the value of the Claim, or (b) secured by the amount of any right of setoff held by the Holder thereof in accordance with section 553 of the Bankruptcy Code. For the avoidance of doubt, the amount of any Claim that exceeds the value of the Holder’s interest in the Estate’s interest in property or the amount subject to setoff shall be treated as a General Unsecured Claim.

1.100        “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

1.101        “Petition Date” means July 10, 2026.

1.102        “Plan” means this Plan of Reorganization of Central Falls Detention Facility Corporation under Chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code, including the exhibits and schedules hereto and contained in the Plan Supplement.

1.103        “Plan Supplement” means, collectively, the compilation of documents and exhibits, including but not limited to the Plan Supplement Documents, to be Filed no later than seven (7) days prior to the Voting Deadline, as such documents and exhibits may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of this Plan.

1.104        “Plan Supplement Documents” means the following documents: (a) Reorganized Debtor’s Board of Directors, (b) List of Rejected Contracts, (c) Restated Bond Documents, and (d) such other material documents that are necessary to implement the Plan; each of such documents and exhibits may be altered, amended, modified, or supplemented from time to time.

1.105        “Priority Tax Claim” means any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.106        “Professional” means any professional retained in this Chapter 11 Case pursuant to sections 327, 328, or 1103 of the Bankruptcy Code.

1.107        “Professional Fee Claim” means any Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date and on or before the Effective Date.

1.108        “Professional Fee Escrow” means an escrow account established and funded pursuant to Section 3.01 of the Plan.

1.109        “Professional Fee Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. [•]].

1.110        “Professional Persons” means any Person retained by the Debtor pursuant to an order of the Bankruptcy Court in connection with this Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b)(2) or 1103 of the Bankruptcy Code, excluding any ordinary court professional retained pursuant to an order of the Bankruptcy Court.

1.111        “Proof of Claim” means a proof of claim Filed with the Bankruptcy Court or Epiq in connection with the Chapter 11 Case.

1.112        “Pro Rata Share” means with respect to any Distribution to a Class under the Plan, the ratio (expressed as a percentage) of the amount of an Allowed Claim in such Class to the aggregate amount of all Allowed Claims plus the amount of all Disputed Claims in the same Class.

1.113        “Reinstatement” means leaving a Claim Unimpaired under the Plan. Reinstate, Reinstatement, Reinstatement, and Reinstating shall have correlated meanings.

1.114        “Related Parties” means, with respect to a Person, that Person’s predecessors, successors, assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, investment advisors, sub-advisors, collateral managers, and such Person’s respective heirs, executors, estates, and nominees, in each case in their capacity as such.

1.115        “Released Parties” means (i) the Debtor and its Estate; (ii) the Reorganized Debtor; (iii) the Consenting Holders; (iv) the Bond Trustee; (v) the City; and (vi) with respect to each of the foregoing Persons in clauses (i) through (vi), all Related Parties.

1.116        “Releasing Parties” means (i) the Debtor and its Estate; (ii) the Reorganized Debtor; (iii) the Consenting Holders; (iv) the Bond Trustee; (v) the City; and (vi) with respect to each of the foregoing Persons in clauses (i) through (vi), all Related Parties.

1.117        “Required Holders” shall mean Consenting Holders representing (x) 66.67% of the aggregate outstanding principal amount of Existing Bond Secured Claims and (y) 50% in number of total holders of Existing Bond Secured Claims.

1.118        “Reorganized Debtor” means the Debtor on and after the Effective Date.

1.119        “Reorganized Debtor Corporate Governance Documents” means the amended or restated organizational documents for the Reorganized Debtor to be filed as part of the Plan Supplement, if any.

1.120        “Reorganized Debtor’s Board of Directors” means the board of directors of the Reorganized Debtor on the Effective Date that are identified in the Plan Supplement.

1.121        “Reorganized Debtor’s Officers” means the officers of the Reorganized Debtor immediately following the Effective Date, the names of which shall be included in the Plan Supplement, if any are to be appointed.

1.122        “Restated Bond Documents” means the Restated Indenture, the Restated Mortgage, and each other Existing Bond Document as restated on and following the Effective Date in accordance with the terms of the Restructuring Support Agreement, Plan, and Confirmation Order, which shall be filed with the Plan Supplement.

1.123        “Restated Indenture” means the Amended and Restated Indenture of Trust by and between the Reorganized Debtor and the New Bond Trustee, relating to the Series 2026 Bonds, and any amendments, supplements or modifications thereto.

1.124        “Restated Mortgage” means the Amended and Restated Open-End Mortgage Deed, Leasehold Mortgage, and Security Agreement by and between the Reorganized Debtor and the New Bond Trustee relating to the Restated Indenture.

1.125        “Restructuring Support Agreement” means that certain Restructuring Support Agreement by and among the Debtor, Consenting Holders, and the City, dated as of June 19, 2026, including any exhibits attached thereto (as may be amended, supplemented or modified from time to time in accordance with the terms thereof).

1.126        “Restructuring Transaction(s)” means one or more transactions to occur on the Effective Date or as soon as reasonably practicable thereafter that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including, without limitation, the execution and delivery of the Restated Bond Documents and all other actions that the applicable Persons determine to be necessary or appropriate in connection therewith, including making filings or recordings that may be required by applicable law.

1.127        “Revenue Fund” shall mean the Revenue Fund created and established by Section 5.2 of the Restated Indenture.

1.128        “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

1.129        “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder.

1.130        “Series 2026 Bonds” means, collectively, the New Series 2026A Bonds and the New Series 2026B Bonds.

1.131        “Solicitation” means solicitation of votes for the Plan pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order.

1.132        “Solicitation Documents” means the Disclosure Statement, the Ballots, the Notice of Non-Voting Status Package, and the related solicitation documents.

1.133        “Unexpired Lease” means any unexpired lease of non-residential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.134        “Unimpaired” means a Claim that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.135        “Unimpaired Class” means a Class of Claims that is Unimpaired.

1.136        “Unsecured Claim” means a Claim arising prior to the Petition Date against the Debtor that is not an Existing Bond Secured Claim, Other Secured Claim, Priority Tax Claim, Other Priority Claim, City Claim, Data Security Incident Class Action Claim, or Unsecured Litigation Claim. For the avoidance of doubt, deficiency claims in respect of the Existing Bond Secured Claims are not Unsecured Claims.

1.137        “Unsecured Litigation Claim” means an Unsecured Claim against the Debtor that (i) is not a Data Security Incident Class Allowed Claim, (ii) is based upon, related to, or arising from any actual or potential litigation, arbitration, or other judicial or administrative proceeding, whether commenced prior to the Petition Date or based on facts, acts, events, or omissions that occurred prior to the Petition Date, including but not limited to Claims for damages, indemnification, contribution, attorneys’ fees, costs, or other relief, and any judgment arising therefrom, and (iii) either (a) is the subject of a Proof of Claim Filed or deemed Filed on or prior to the General Bar Date, or (b) is listed in the Schedules (regardless of whether such Unsecured Claim is listed in the Schedules at contingent, unliquidated, and/or disputed). For the avoidance of doubt, any Unsecured Litigation Claim for which a Proof of Claim is not timely Filed or deemed Filed by the General Bar Date, or which is not listed in the Schedules, shall not be an Allowed Claim for purposes of this Plan.

1.138        “U.S. Trustee” means the Office of the United States Trustee for the District of Rhode Island.

1.139        “Voting Deadline” means September 17, 2026, at 4:00 p.m.

Section 1.02.        Interpretation, Application of Definitions and Rules of Construction

For purposes of the Plan, except as expressly provided herein or unless the context otherwise requires, (a) any capitalized term used in the Plan that is not defined in the Plan (or any exhibit thereto), but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, (b) whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender, (c) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (d) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (e) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (f) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to any particular paragraph, subparagraph, or clause contained in the Plan, (g) captions and headings to articles and sections are inserted for convenience of reference only and shall not limit or otherwise affect the provisions hereof or the interpretation of the Plan, and (h) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

Article II
CLASSIFICATION OF CLAIMS AGAINST THE DEBTOR

Section 2.01.        Classification

(a)           With the exception of those Claims set forth in Section 3.01 of the Plan, including Administrative Claims, Professional Fee Claims, and Priority Tax Claims, all Claims against the Debtor are classified for all purposes (unless otherwise specified), including voting and Distribution pursuant to the Plan, as follows:

Class	Designation	Treatment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No
2	Other Secured Claims	Unimpaired	No
3	Existing Bond Secured Claims	Impaired	Yes
4	City Claims	Impaired	Yes
5	Unsecured Litigation Claims	Unimpaired	No
6	Data Security Incident Class Settlement Claims	Unimpaired	No
7	General Unsecured Claims	Unimpaired	No

Article III
TREATMENT OF CLAIMS AGAINST THE DEBTOR

Section 3.01.        Unclassified Claims

(a)           Administrative Claims. Each Holder of an Allowed Administrative Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Administrative Claim (except to the extent that such Holder agrees to less favorable treatment thereof) on or as soon as practicable after the latest of (a) the Effective Date, (b) the date on which such Administrative Claim becomes Allowed, (c) the date on which such Administrative Claim becomes due and payable, and (d) such other date as mutually agreed to by such Holder and the Debtor.

(b)          Establishment of Administrative Claims Bar Date. Except as otherwise provided herein with respect to Professional Fee Claims or with respect to those Claims set forth in Section 3.01(e) of the Plan, each Holder of an Administrative Claim (other than an Administrative 503(b)(9) Claim) shall File with the Bankruptcy Court and serve on counsel to the Debtor, at the addresses set forth in Section 12.11 of the Plan, an Administrative Claim Request, so as to be actually received on or before 4:00 p.m. (prevailing Eastern time) on the Administrative Claims Bar Date. Any Holder of an Administrative Claim (other than an Administrative 503(b)(9) Claim) that is required to File and serve an Administrative Claim request that fails to timely file and serve an Administrative Claim Request by the applicable deadline set forth in this Section 3.01(b) shall be forever barred, estopped, and enjoined from asserting such Administrative Claim against the Debtor, the Estate or the Reorganized Debtor, and such Administrative Claim will be deemed discharged as of the Effective Date in accordance with Section 11.04 of the Plan. Notwithstanding anything in this Section 3.01(b) to the contrary, the Bar Date for Administrative 503(b)(9) Claims shall be the General Bar Date and not by this Section 3.01(b).

(c)           Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) on or as soon as practicable after the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable, and (d) such other date as mutually agreed to by and among such Holder and the Debtor; provided, however, that the Debtor may, at its option and in lieu of payment in full in Cash of an Allowed Priority Tax Claim as provided in clauses (a) through (d) hereof, make deferred Cash payments on account of such Allowed Priority Tax Claim in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

(d)          Professional Fees.

(i)            Final Fee Applications. All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court and served on the Reorganized Debtor and the Bond Trustee no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and consistent with any prior orders of the Bankruptcy Court in the Chapter 11 Case. The Disbursing Agent shall make all Distributions on account of Allowed Professional Fee Claims as soon as reasonably practicable after such Claims become Allowed in amounts consistent with the following paragraph. Such Distributions shall be paid in Cash from the Professional Fee Escrow.

(ii)           Professional Fee Escrow. As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtor shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Person’s good faith estimate of their actual unpaid Professional Fee Claim as of the Effective Date; provided that the Professional Person shall deliver such good faith estimate and a detailed calculation thereof to the Debtor no later than five (5) Business Days prior to the Effective Date. No Liens, Claims, or interests shall encumber the Professional Fee Escrow in any way (whether on account of the Series 2026 Bonds or otherwise). The Professional Fee Escrow (including funds held in the Professional Fee Escrow) (i) shall not be and shall not be deemed property of the Debtor or the Reorganized Debtor and (ii) shall be held in trust for the Professional Person; provided that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Reorganized Debtor. Allowed Professional Fee Claims shall be paid in Cash to such Professional Person from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtor’s obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow. If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professional Persons, the deficiency shall be promptly funded to the Professional Fee Escrow from the Debtor’s Estate without any further action or order of the Bankruptcy Court.

(iii)          Post-Effective Date Fees and Expenses. Any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after the Effective Date shall terminate, and the Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice, application, order or approval of the Bankruptcy Court.

(e)           Bond Trustee’s Fees and Expenses.

(i)            On the Effective Date, to the extent not previously satisfied pursuant to the Cash Collateral Orders, or if not yet due on the Effective Date, then as a component of the Global 9019 Settlement, when such fees and expenses are due, the Disbursing Agent shall (I) pay to the Bond Trustee an amount equal to the unpaid reasonable fees and expenses incurred by the Bond Trustee through and including the Effective Date, and (II) pay to the Bond Trustee’s legal counsel an amount equal to the unpaid reasonable fees and expenses incurred through and including the Effective Date, and (III) pay to the Bond Trustee’s financial advisor an amount equal to the unpaid reasonable fees and expenses incurred through and including the Effective Date.

(ii)           Upon payment of the amounts set forth in this Section 3.01(e), the Debtor shall be deemed to have satisfied in full its obligations to the Bond Trustee for any fees and expenses incurred in connection with this Chapter 11 Case. Upon the Effective Date, the Bond Trustee shall be deemed to have waived any and all rights to be reimbursed for any fees and expenses incurred by its professionals in connection with this Chapter 11 Case from the Debtor, its Estate, or the Reorganized Debtor other than as set forth in this Section 3.01(e).

(iii)          Any of the professionals retained by the Bond Trustee seeking reimbursement of professional fees and expenses in accordance with this Section 3.01(e) shall submit a final summary invoice for such professional fees and expenses within forty-five (45) days after the Effective Date and such fees and expenses shall be paid by the Reorganized Debtor without the need for any further approval by the Bankruptcy Court.

Section 3.02.        Classification of Claims

(a)           Class 1 Claims: Other Priority Claims.

Classification: Class 1 Claims consist of all Other Priority Claims.

Allowance: Class 1 Claims shall be in such amounts as Allowed.

Treatment: Except to the extent a Holder of a Class 1 Claim agrees to less favorable treatment, each Holder of an Allowed Class 1 Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Other Priority Claim on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes Allowed, and (iii) such other date as mutually may be agreed to by and among such Holder and the Debtor.

Voting: Class 1 Claims are Unimpaired, and the Holders of Class 1 Claims shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims shall not be entitled to vote to accept or reject the Plan. Holders of Allowed Class 1 Claims shall receive a Notice of Non-Voting Status Package.

(b)           Class 2 Claims: Other Secured Claims.

Allowance: Class 2 Claims shall be in such amounts as Allowed.

Classification: Class 2 Claims consist of Other Secured Claims.

Treatment: Except to the extent a Holder of a Class 2 Claim agrees to less favorable treatment, each Holder of an Allowed Class 2 Claim shall receive, at the Debtor’s or Reorganized Debtor’s option with the consent of the Bond Trustee, either (i) payment in full in Cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Voting: Class 2 Claims are Unimpaired, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims shall not be entitled to vote to accept or reject the Plan. Holders of Allowed Class 2 Claims shall receive a Notice of Non-Voting Status Package.

(c)           Class 3 Claims: Existing Bond Secured Claims.

Classification: Class 3 Claims consist of all Existing Bond Secured Claims.

Allowance: The Class 3 Claims shall be deemed Allowed in the aggregate principal amount of $97,300,000, plus accrued and unpaid interest through the Petition Date, plus any accrued and unpaid fees and expenses of the Bond Trustee and its professionals arising under or in connection with the Existing Bond Documents, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity, as of the Effective Date. For the avoidance of doubt, Holders of Existing Bond Secured Claims are not required to file Proofs of Claim with respect to such Existing Bond Secured Claims. The Class 3 Claims are secured by valid, binding, and perfected first priority liens and security interests in (i) the Revenues and all Funds and Accounts (each, as defined in the Existing Indenture) created or established by or maintained pursuant to the Existing Indenture and (ii) the Mortgaged Property (as defined in the Mortgage).

Treatment: Except to the extent that a Holder of an Allowed Class 3 Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Class 3 Claim, and in accordance with Section 5.03 of this Plan, each Holder of an Allowed Class 3 Claim shall receive its Pro Rata share of the Series 2026 Bonds in accordance with the Restructuring Transactions on the Effective Date or as soon as practicable thereafter. Any deficiency claim in respect of the Existing Bond Secured Claims by operation of Section 506(a) of the Bankruptcy Code or otherwise shall be deemed waived as of the Effective Date.

Voting: Class 3 Claims are Impaired under the Plan and the Holders of Class 3 Claims shall be entitled to vote to accept or reject the Plan.

(d)           Class 4 Claims: City Claims.

Classification: Class 4 Claims consist of all City Claims.

Allowance: The Class 4 Claims shall be deemed Allowed in the aggregate amount of $1.00 as of the Effective Date.

Treatment: In full and final satisfaction, compromise, settlement, and release of and in exchange for its Class 4 Claim, and in accordance with Section 5.04 of this Plan, the City shall receive the terms set forth in the City Settlement.

Voting: Class 4 Claims are Impaired under the Plan and the Holders of Class 4 Claims shall be entitled to vote to accept or reject the Plan.

(e)           Class 5 Claims: Unsecured Litigation Claims.

Classification: Class 5 Claims consist of Unsecured Litigation Claims, including Data Security Incident Class Opt-Out Claims.

Allowance: Class 5 Claims shall be in such amounts as Allowed.

Treatment: Except to the extent that a Holder of a Class 5 Claim agrees to less favorable treatment, each Class 5 Claim shall be Reinstated as of the Effective Date. Any amounts payable on account of any Allowed Class 5 Claim that is or has been (i) reduced to judgment or (ii) settled, in each case, pursuant to a Final Order of a court of competent jurisdiction or settled by the Debtor or Reorganized Debtor, shall be payable by the Debtor or Reorganized Debtor solely to the extent that such amounts are not otherwise paid or payable from proceeds of applicable insurance policies of the Debtor or Reorganized Debtor.

Voting: Class 5 Claims are Unimpaired by the Plan. Holders of Class 5 Claims are not entitled to vote to accept or reject the Plan. Holders of Class 5 Claims shall receive a Notice of Non-Voting Status Package.

(f)           Class 6 Claims: Data Security Incident Class Settlement Claims.

Classification: Class 6 Claims consist of Data Security Incident Class Settlement Claims.

Allowance: Class 6 Claims shall be Allowed in the amount of the Data Security Incident Class Allowed Claim. Data Security Incident Class Counsel shall be required to timely file a Data Security Incident Class Proof of Claim. Data Security Incident Class Members are not required to file Proofs of Claim with respect to such Data Security Incident Claims.

Treatment: Except to the extent that a Holder of an Allowed Class 6 Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Class 6 Claim, on the Effective Date, each Holder of an Allowed Class 6 Claim shall receive the following treatment:

(i)            If the Data Security Incident Class Settlement is approved by the Bankruptcy Court on a final basis, each Holder of an Allowed Class 6 Claim shall receive the terms set forth in the Data Security Incident Class Settlement.

(ii)           If the Data Security Incident Class Settlement is not approved by the Bankruptcy Court on a final basis, each Allowed Class 6 Claim shall be Reinstated as of the Effective Date.

Voting: Class 6 Claims are Unimpaired by the Plan. Holders of Allowed Class 6 Claims are not entitled to vote to accept or reject the Plan. Each Data Security Incident Class Member will receive a Data Security Incident Class Opt-Out Form and Notice of Non-Voting Status Package. Each Data Security Incident Class Member that does not validly and timely opt out of the Data Security Incident Settlement Class will be treated in Class 6. Any Data Security Incident Class Member that validly and timely opts out of the Data Security Incident Settlement Class will receive the same treatment as Class 5.

(g)           Class 7 Claims: General Unsecured Claims.

Classification: Class 7 Claims consist of General Unsecured Claims.

Allowance: Class 7 Claims shall be in such amounts as Allowed.

Treatment: Except to the extent that a Holder of an Allowed Class 7 Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Class 7 Claim, on the Effective Date, each Holder of an Allowed Class 7 Claim shall receive, at the Debtor’s or Reorganized Debtor’s option with the consent of the Bond Trustee, either (i) payment in full in Cash; or (ii) Reinstatement of its Allowed General Unsecured Claim.

Voting: Class 7 Claims are Unimpaired by the Plan. Holders of Allowed Class 7 Claims are not entitled to vote to accept or reject the Plan. Holders of Allowed Class 7 Claims shall receive a Notice of Non-Voting Status Package.

Section 3.03.        Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing herein shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. Any Claim that is Reinstated pursuant to the terms of the Plan shall be subject to all setoffs, defenses, recoupments, crossclaims, counterclaims, and any other Claims, Causes of Action, and/or other rights whatsoever that are or may be held by the Debtor or the Reorganized Debtor with respect to such Claim or otherwise against the Holder of such Claim.

Article IV
ACCEPTANCE OR REJECTION OF THE PLAN

Section 4.01.       Classes of Claims Solicited to Vote

Only the votes of Holders of Class 3 Claims and Class 4 Claims shall be solicited with respect to the Plan.

Section 4.02.       Acceptance by a Voting Class

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, a voting Class of Claims shall have accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims that have timely and properly cast ballots vote to accept or reject the Plan.

Section 4.03.       Presumed Acceptances by Unimpaired Classes

Class 1 Claims, Class 2 Claims, Class 5 Claims, Class 6 Claims, and Class 7 Claims are Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan. Accordingly, the votes of Holders of Class 1 Claims, Class 2 Claims, Class 5 Claims, Class 6 Claims, and Class 7 Claims shall not be solicited.

Section 4.04.       Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtor reserves the right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, in each case subject to the terms of the Restructuring Support Agreement.

Section 4.05.       Elimination of Vacant Classes

Any Class of Claims against the Debtor that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of an Allowed Claim, or a Holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

Article V
MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.01.       Global 9019 Settlement; Compromise and Settlement of Claims and Controversies.

(a)           The Plan embodies and implements a comprehensive settlement and compromise among the Debtor, holders of a majority in principal amount of the Existing Bonds, and the City, related to a number of issues affecting the Debtor and the Facility (the “Global 9019 Settlement”). The Global 9019 Settlement is centered on resolving (i) the Debtor’s obligations associated with its senior secured indebtedness, the Existing Bonds, which have been in default for over ten years, and (ii) the Federal Court Litigation and the City’s claims for impact fees that have gone unpaid for years given the Debtor’s financial condition. The Global 9019 Settlement permits payment in full of General Unsecured Claims, including trade creditors.

(b)          Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the provisions of the Plan, including the settlement of all Claims and controversies among the Debtor, the Holders of Existing Bond Secured Claims, and the City, are given in consideration of the value provided to the Estate by the Bond Trustee, the Consenting Holders, and the City. The terms of the Global 9019 Settlement are set out in the Restructuring Support Agreement and incorporated by reference into the Plan, and shall constitute an integrated and global good faith compromise and settlement of all Claims and controversies relating to the contractual, legal, and subordination rights that a creditor may have with respect to any Allowed Claim or any distribution to be made on account of such Allowed Claim.

(c)          The Global 9019 Settlement is comprised of (i) the classification and treatment of the Existing Bond Secured Claims specified in the Plan; (ii) the classification and treatment of the City Claims specified in the Plan; (iii) the resolution of the Data Security Incident Class Settlement Claims; and (iv) the general treatment of all other Allowed Claims to render them unimpaired. To facilitate this intricate resolution, the Global 9019 Settlement is premised on a Plan outcome that resolves or otherwise mitigates all known Claims against the Debtor and re-sets the Debtor’s balance sheet and liabilities. Essential and mandatory terms of the Global 9019 Settlement to accomplish this include the release and exculpation provisions by and in favor of the Debtor, the Reorganized Debtor, the Bond Trustee, the Consenting Holders, the City, and each of their Related Parties.

(d)          The Plan shall constitute a motion to approve the Global 9019 Settlement. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute the Bankruptcy Court’s integrated and global approval of the Global 9019 Settlement pursuant to Bankruptcy Rule 9019 (which is inclusive of the releases by the Debtor and the Estate) and the compromise or settlement of all such Allowed Claims and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement, and transactions are in the best interests of the Debtor, its Estate, and all Holders of Claims against the Estate, and is fair, equitable, and is within the range of reasonableness. If the Effective Date does not occur, the Global 9019 Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

Section 5.02.       Continued Corporate Existence; Effectuating Documents; Vesting of Assets.

(a)          The Debtor, as the Reorganized Debtor, shall continue to exist on and after the Effective Date with all the powers available to it under applicable law. At this time, the Debtor is not entering into new Reorganized Debtor Corporate Governance Documents but reserves the right to do so to the extent necessary or desirable in to implement the terms of this Plan. On the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, legal and equitable title to the Facility, and all other assets of the Debtor, including Causes of Action, will vest in the Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges and other interests except as provided in the Plan or the Confirmation Order; provided, however, that on and following the Effective Date, the Liens and security interests securing the Existing Bond Secured Claims pursuant to the Restated Mortgage and the other Existing Bond Documents shall secure the Reorganized Debtor’s obligations under the Restated Bond Documents, which shall continue to secure the Reorganized Debtor’s obligations under the Restated Bond Documents in accordance with Section 5.03 of the Plan. In addition, all rights, benefits, and protections provided to the Debtor or its Estate pursuant to the Plan, the Plan Supplement, or the Confirmation Order including, but not limited to, the release, exculpation, and injunction provisions provided in Article XI of the Plan, shall vest in the Reorganized Debtor unless expressly provided otherwise by the Plan or the Confirmation Order. On and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire, lease, sell, or dispose of its assets without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

(b)          Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) the assumption of executory contracts and unexpired leases as provided herein, (ii) the retention of the Debtor’s directors as directors of the Reorganized Debtor, (iii) the entry into or execution of the Restated Bond Documents, including definitive documentation related thereto, and (iv) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof.

(c)          The board of directors of the Debtor and the Reorganized Debtor is authorized and directed, in each case, acting in accordance with Rhode Island law, to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by directors or managers of the Debtor or the Reorganized Debtor) except for those expressly required pursuant to the Plan. The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1142 of the Bankruptcy Code, authorize and direct parties, as applicable, among other things, to take all actions as may be necessary or appropriate to enter any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

Section 5.03.       Restated Bond Documents.

(a)          On and following the Effective Date, in accordance with, and subject to, the terms of the Restructuring Support Agreement, the Plan, and the Confirmation Order, and pursuant to the Global 9019 Settlement, the Existing Bond Documents shall be amended and restated as the Restated Bond Documents. The Liens and security interests securing the Existing Bond Secured Claims pursuant to the Mortgage and the other Existing Bond Documents shall secure the Reorganized Debtor’s obligations under the Restated Bond Documents, and such Liens and security interests shall be (i) valid, binding, perfected, and enforceable first-priority Liens and security interests in the personal and real property described in and subject to the Restated Mortgage, with the priorities established in respect thereof under applicable non-bankruptcy law, and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, the Plan or the Confirmation Order.

(b)          On or before (as applicable) the Effective Date, the Debtor shall be authorized to execute, deliver, and enter into and perform under the Restated Bond Documents without further (a) notice to or order or other approval of the Bankruptcy Court, (b) act or omission under applicable law, regulation, order, or rule, (c) vote, consent, authorization, or approval of any Person, or (d) action by Holders of Claims. The Restated Bond Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtor, enforceable in accordance with their terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan or the Confirmation Order. The Restated Bond Documents are reasonable and being entered into in good faith.

(c)          On the Effective Date, the Reorganized Debtor shall issue the Series 2026 Bonds in accordance with the terms of this Plan, the Restructuring Support Agreement, the Confirmation Order, and pursuant to the Restated Bond Documents. As part of the entry into the Restated Bond Documents and the issuance of the Series 2026 Bonds, the Existing Bonds and all obligations of the Debtor under the Existing Bond Documents will be cancelled. The Existing Bonds will be exchanged for the Series 2026 Bonds on the primary economic terms as follows:

New Series 2026A Bonds
Principal:	$27,500,000.00 on the terms and conditions set forth in the Restated Bond Documents.
Rate of Interest and Payment Terms:

The New Series 2026A Bonds will bear interest at a fixed rate of 7.25% per annum.

Payments on the New Series 2026A Bonds shall consist of (i) semi-annual interest payments each June 15 and December 15 commencing December 15, 2026 and (ii) annual principal payments each June 15 commencing June 2027.

Final Maturity Date:	June 15, 2037
Collateral:	The New Series 2026A Bonds will be secured by a first priority lien on all assets of the Reorganized Debtor, subject to Permitted Encumbrances (as defined in the Restated Indenture).

New Series 2026B Bonds
Principal:	$40,000,000.00 on the terms and conditions set forth in the Restated Bond Documents.
Rate of Interest and Payment Terms:

The New Series 2026B Bonds will bear interest at a fixed rate of 1.5% per annum.

Payments on the New Series 2026B Bonds shall consist of (i) annual interest payments each March 15 commencing March 15, 2027, payable solely from Excess Cash Flow, and if there is insufficient Excess Cash Flow, such interest shall continue to be due and payable, but shall not accrue interest and the failure to pay such interest due to the insufficiency of Excess Cash Flow shall not be an Event of Default under the Restated Indenture, and (ii) annual principal payments each March 15 commencing March 15, 2027 solely from Excess Cash Flow then on deposit in the Series 2026B Redemption Account.

If all or any portion of the Project is sold, disposed of, licensed, or otherwise transferred after the Series 2026B Bonds mature but before twenty years after the Effective Date, and any interest or principal was unpaid on the Series 2026B Bonds maturity date, the net proceeds from the Project Sale shall be remitted to the Trustee for application to unpaid accrued interest and principal on the Series 2026B Bonds until paid in full as provided in Section 7.28(d) of the Restated Indenture.

Final Maturity Date:	“Series 2026B Termination Date” means (i) if no Event of Default has occurred and is then continuing, [March 15, 2043], or if such date is not a Business Day, the Business Day next succeeding such date and (ii) if an Event of Default has occurred and is then continuing, the Business Day next succeeding [March 15, 2043] on which the Event of Default shall have been cured and all damages related to such Event of Default shall have been paid in full, but in no event later than the date specified in Section 7.28(d) of the Restated Indenture.
Collateral:	The New Series 2026B Bonds will be secured by a first priority lien on all assets of the Reorganized Debtor, subject to Permitted Encumbrances (as defined in the Restated Indenture).

(d)          On the Effective Date, and after the payment of any and all amounts properly payable from the funds held by the Bond Trustee on account of the Existing Bonds (including, without limitation, the fees and expenses of the Bond Trustee and its legal and financial advisors), any balances held by the Bond Trustee on account of the Existing Bonds will be used to fund the Accounts established under the Restated Bond Documents in the following manner:

(i)            $2,750,000 to fund the Debt Service Reserve Fund established under the Restated Indenture;

(ii)           $4,000,000 to fund the Capital Reserve Fund established under the Restated Indenture;

(iii)          $7,000,000 to fund the Operating Reserve Fund established under the Restated Indenture; and

(iv)          the remainder to fund the Revenue Fund.

(e)          On the Effective Date, all of the Liens and security interests to be granted in accordance with the Restated Bond Documents or that otherwise secure the Series 2026 Bonds (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the Restated Bond Documents, (c) shall be deemed automatically perfected on the Effective Date (without any further action being required by the Reorganized Debtor, the New Bond Trustee, or any of Holders of Series 2026 Bonds), having the priority set forth in the Restated Bond Documents and subject only to such Liens and security interests as may be permitted under the Restated Bond Documents, and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

(f)           The issuance of the Series 2026 Bonds for Distribution under the Plan is authorized without the need for further corporate action, and all of the Series 2026 Bonds issued or issuable under the Plan shall be duly authorized and validly issued under the Plan. The Debtor shall cause to be delivered customary legal opinions and other documents in connection with the issuance of the Series 2026 Bonds, in form and substance acceptable to the New Bond Trustee, including, without limitation, (i) an Opinion of bond counsel, and (ii) a lender’s title policy with respect to the real property securing the obligations under the Restated Bond Documents, subject to such exceptions as are reasonably acceptable to the New Bond Trustee.

(g)          The Reorganized Debtor and the New Bond Trustee are authorized to make all filings, amendments and recordings, and to obtain all governmental approvals and consents necessary, to establish, perfect and continue the Liens and security interests securing the Debtor’s obligations under the Restated Bond Documents under the provisions of the state, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that the Liens and security interests granted pursuant to the Existing Bond Documents are duly perfected in accordance with applicable law, and such Liens and security interests shall not be affected by the Plan, including the discharge and release provisions set forth in Article XI hereof, or entry of the Confirmation Order, except as may be expressly modified by their respective terms) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(h)          Exemption from Registration. The offer, issuance and distribution of the Series 2026 Bonds to Holders of Existing Bond Secured Claims shall be exempt from the registration requirements under the Securities Act and any state or local law requiring registration for the offer, issuance or distribution of securities, pursuant to Section 1145 of the Bankruptcy Code and/or one or more other applicable exemptions. All Series 2026 Bonds issued under the Plan will be freely tradable under the Securities Act by the recipients thereof (other than underwriters within the meaning of Section 1145(b) of the Bankruptcy Code), subject to the requirements of the Series 2026 Bonds.

Section 5.04.       City Settlement.

(a)          On and after the Effective Date, in full and final satisfaction of all City Claims, as part of the Global 9019 Settlement, the City shall receive the terms of the City Settlement, which are as follows:

(i)            Local Impact Fee: In connection with the execution of the Restructuring Support Agreement, the Debtor made a payment to the City in the amount of $250,000 constituting annual Local Impact Fees due to the City for the period of July 1, 2025 through June 30, 2026. Following the Plan Effective Date, the Reorganized Debtor shall pay an annual Local Impact Fee of $250,000 to the City in regular monthly installments. To the extent the Plan Effective Date occurs after July 31, 2026, the Reorganized Debtor shall make additional monthly payments to the City so that the City receives $250,000 in Local Impact Fees for the period of July 1, 2026 through June 30, 2027, to the extent this $250,000 payment shall have not have been already made by the Effective Date. The Reorganized Debtor shall pay the Local Impact Fee to the City so long as scheduled payments to the New Bond Trustee on account of the New Series 2026A Bonds are current and there is no Event of Default under the Restated Bond Documents. The City and the Reorganized Debtor shall collaborate on appropriate public recognition for payments of Local Impact Fee as such payments are made.

(ii)           Excess Cash Flow Payments: The City shall also receive five percent (5%) of Excess Cash Flow as and when Excess Cash Flow is remitted to the Bond Trustee for redemption of New Series 2026B Bonds.

(iii)          Annual Charitable Donation: The Reorganized Debtor shall budget a $25,000 annual charitable donation to federally tax-exempt nonprofits providing services in the City for public safety, public health, or workforce development as recommended by the City and approved by the Reorganized Debtor (which approval shall not be unreasonably withheld). The City and the Reorganized Debtor shall collaborate on appropriate public recognition for these as made.

(iv)          Effective Date Fee: Within the first twelve (12) months following the Effective Date, the City shall receive reimbursement from the Reorganized Debtor for up to $400,000 for community amenities identified by the City and approved by the Reorganized Debtor (which approval shall not be unreasonably withheld). The City and the Reorganized Debtor shall collaborate in good faith on appropriate public recognition for this contribution.

(v)           Parties’ Representations in Connection with City Settlement:

(A)            City. On and after the Effective Date, the City will not hinder or delay the Reorganized Debtor’s operation of the Detention Facility consistent with existing practices of the Debtor as of the Effective Date or the Reorganized Debtor’s performance of contractual obligations relating to the detention of persons at the Facility in accordance with contractual terms and under applicable law.

(B)             Reorganized Debtor. The Reorganized Debtor shall continue to operate the Facility in compliance with requirements under applicable laws and regulations, including from the agencies with oversight of the Facility regarding safety and public health issues and as to procurement rules that encourage consideration of City-based and other underrepresented vendors.

(vi)          Dismissal of Federal Court Litigation. As soon as reasonably practicable following the Effective Date, the Reorganized Debtor, Bond Trustee, and the City shall jointly file, in form and substance satisfactory to the Reorganized Debtor, a Stipulation of Dismissal of the Federal Court Litigation with prejudice and without costs and all rights of appeal waived, and take all other actions as may be necessary or desirable to effectuate the dismissal of the Federal Court Litigation.

Section 5.05.       Data Security Incident Class Settlement.

(a)          Claims for Actual Losses. Subject to Bankruptcy Court approval of the Data Security Incident Class Settlement Agreement, each Holder of a Data Security Incident Class Settlement Claim that has suffered losses fairly-traceable to the Data Security Incident will be entitled to claim from the Data Security Incident Class Settlement Fund: (a) up to $5,000 in actual, documented losses, and (b) up to four (4) hours of time spent responding to the Data Security Incident, compensated at $20/hour, up to a maximum aggregate cost to the Debtor of $100,000. Any amounts due to Holders of Data Security Incident Class Settlement Claims shall be payable solely from the Data Security Incident Class Settlement Fund on a claims-made basis.

(b)          Named Plaintiff Incentive Fee. Subject to Bankruptcy Court approval of the Data Security Incident Class Settlement Agreement, Jacob Hellested, the named plaintiff in the Data Security Incident Class Action, shall be entitled to seek an incentive fee of $2,000 out of the Data Security Class Settlement Fund.

(c)          Credit Monitoring and Costs of Notice and Claims Administration. Subject to Bankruptcy Court approval of the Data Security Incident Class Settlement Agreement, each Holder of a Data Security Incident Class Settlement Claim shall be offered five (5) years of one-bureau free credit monitoring, and the Debtor, or after the Effective Date, the Reorganized Debtor, shall pay the costs of that credit monitoring as well as the costs for notice and claims administration, in connection with the Data Security Incident Class Settlement.

(d)          Attorneys’ Fees. Subject to Bankruptcy Court approval of the Data Security Incident Class Settlement Agreement, the Debtor, or after the Effective Date, the Reorganized Debtor, shall fund up to $90,000 in attorneys’ fees and costs incurred by the plaintiff in connection with the Data Security Incident Class Action.

(e)          Escrow. Subject to Bankruptcy Court approval of the Data Security Incident Class Settlement Agreement, the Data Security Incident Class Settlement Fund and the amounts set forth in subsections (c) and (d) above shall be funded by the Debtor into escrow on the Effective Date of the Plan pending approval of the Data Security Incident Class Settlement by the Bankruptcy Court.  Any amounts due to Holders of Data Security Incident Class Settlement Claims shall be payable solely from the Data Security Incident Settlement Fund.  Any amounts not paid or payable to Holders of Data Security Incident Class Settlement Claims from the Data Security Incident Class Settlement Fund, as well as uncashed checks paid to Allowed Data Security Incident Class Claims shall revert to the Reorganized Debtor free and clear of all Data Security Incident Class Settlement Claims in accordance with the terms of the Data Security Incident Class Settlement Agreement.

Section 5.06.        Cancellation of Instruments.

(a)           On the Effective Date, except to the extent otherwise specifically provided in the Plan, any notes, bonds, certificates, or other instruments or documents evidencing or creating any Claims that are Impaired by this Plan, shall be automatically cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and deemed terminated, satisfied, and discharged. Notwithstanding the foregoing, Existing Bond Documents that are amended and/or restated as Restated Bond Documents and the indemnification terms of the Existing Bond Documents in favor of the Bond Trustee shall be and are Reinstated as of the Effective Date and the Reorganized Debtor shall otherwise continue to indemnify the Existing Trustee, its successors and assigns with respect to matters affecting the Existing Bonds whether arising prior to, on or after the Petition Date including, for the avoidance of doubt, any controversies relating to holders of Class 5 Claims.

(b)           Any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this section shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtor or any of its counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtor pursuant to a Final Order of the Bankruptcy Court or hereunder.

Section 5.07.        Cancellation of Certain Liens.

(a)           Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtor or the Reorganized Debtor, as applicable, any collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

(b)          Pursuant to Sections 1123(b)(5) and 506(d) of the Bankruptcy Code, on the Effective Date, any Holder of a Claim purported to be secured by a Lien the amount of which exceeds the value of the Holder’s interest in the Estate’s interest in property shall be terminated, cancelled, extinguished, discharged, and of no further force or effect. Any such Claims shall not be Secured Claims and shall be treated as General Unsecured Claims for all purposes under the Plan. On the Effective Date or promptly thereafter, any such Holder shall deliver to the Debtor or the Reorganized Debtor, as applicable, any collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

(c)           Notwithstanding any other provision of the Plan or Confirmation Order to the contrary, the Liens and security interests granted pursuant to the Existing Bond Documents shall not be terminated, cancelled, extinguished, discharged, or otherwise affected by the Plan, including the discharge and release provisions set forth in Article XI hereof, or entry of the Confirmation Order, except as may be expressly modified by their respective terms, and shall automatically secure the Reorganized Debtor’s obligations under the Restated Bond Documents by virtue of the entry of the Confirmation Order without the need for any filings or recordings under the provisions of the state, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order.

Section 5.08.        Reorganized Debtor’s Officers

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the Reorganized Debtor’s Officers (and, if such Person is an insider, the nature of any compensation for such Person, if any) will be provided in the Disclosure Statement or the Plan Supplement. Any subsequent officers shall be appointed in a manner consistent with the applicable Reorganized Debtor Corporate Governance Documents and applicable non-bankruptcy law. Prior to the Petition Date, the Debtor did not have any officers, and the Reorganized Debtor does not intend to appoint any individuals to serve as the Reorganized Debtor’s Officers.

Section 5.09.        Reorganized Debtor’s Board of Directors

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the Reorganized Debtor’s Board of Directors (and, if such Person is an insider, the nature of any compensation for such Person) will be filed with the Plan Supplement. Each member of the Reorganized Debtor’s Board of Directors shall assume the position on the day immediately following the Effective Date. Any subsequent Reorganized Debtor’s Board of Directors shall be appointed and composed in a manner consistent with the applicable Reorganized Debtor Corporate Governance Documents and applicable non-bankruptcy law, including RI Gen L § 45-54-5. The Debtor and Reorganized Debtor do not anticipate any changes to its Board of Directors prior to or after the Effective Date.

Section 5.10.       Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) the assumption of all employee compensation and Employee Arrangements of the Debtor as provided herein, (b) the selection of the directors for the Reorganized Debtor, (c) the execution and entry into the Restated Bond Documents, (d) the issuance and distribution of the New Series 2026A Bonds and New Series 2026B Bond as provided in this Plan; and (e) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof and the Restructuring Support Agreement. The entry of the Confirmation Order shall constitute authorization for the Debtor and the Reorganized Debtor to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on, and after the Effective Date. Any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors of the Debtor or the Reorganized Debtor. On or (as applicable) before the Effective Date, the appropriate directors of the Debtor or the Reorganized Debtor, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Debtor and the Reorganized Debtor, as applicable, including, but not limited to, (w) the Reorganized Debtor Corporate Governance Documents, (x) Restated Bond Documents, and (z) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 5.10 shall be effective notwithstanding any requirements under non-bankruptcy law.

Section 5.11.        Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from the Debtor to the Reorganized Debtor or any other Person or Entity pursuant to this Plan, including the Series 2026 Bonds, and the granting or recording of any Lien or mortgage on any property under the Series 2026 Bonds, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment. State or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 5.12.        Nonconsensual Confirmation.

The Debtor intends to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

Section 5.13.       Closing of the Chapter 11 Case.

After the Estate has been fully administered, the Reorganized Debtor shall promptly seek authority from the Bankruptcy Court to close the Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

Article VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.01.       Assumption or Rejection of Executory Contracts and Unexpired Leases

(a)           All Executory Contracts and Unexpired Leases of the Debtor that are not (i) rejected by the Debtor prior to the Effective Date, (ii) subject to a motion seeking such rejection on or before the Effective Date, (iii) the subject of a pending objection Filed by the Debtor to a Proof of Claim filed by the counterparty to such Executory Contract and/or Unexpired Lease on account of Cure amounts alleged to be due thereunder, or (iv) identified in the List of Rejected Contracts, shall be deemed to have been assumed by the Debtor on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code without further notice or order of the Bankruptcy Court. The Debtor reserves the right after the Confirmation Date to withdraw any pending motions seeking to assume or reject any Executory Contracts or Unexpired Leases that have not been approved by Final Order, in which case such executory contracts or unexpired leases shall be deemed assumed pursuant to the Plan as of the date of such withdrawal.

(b)          To the maximum extent permitted by law, to the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such executory contract or unexpired lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto.

(c)           Any Cure amount due under any Executory Contract or Unexpired Lease to be assumed pursuant to the Plan or separate order of the Bankruptcy Court shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash, as and when provided in the Confirmation Order or upon such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity, upon the deemed assumption of such contract or unexpired lease.

(d)           If a dispute arises regarding (i) the amount of any Cure payments required under section 365(b)(1) of the Bankruptcy Code, (ii) the ability of the Reorganized Debtor or any assignee thereof to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment, as applicable, being effective; provided, however, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree, the Debtor or the Reorganized Debtor, as applicable, may settle any dispute regarding the Cure amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

Section 6.02.       Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contract or Unexpired Lease, if any, must be Filed by the later of (a) the General Bar Date or (b) within thirty (30) days after the date of any deemed rejection or entry of an order of the Bankruptcy Court approving such rejection. Any Claim arising from the rejection of an Executory Contract or Unexpired Lease for which a Proof of Claim is not Filed within such time period shall forever be barred from assertion against the Debtor or the Reorganized Debtor, the Estate, and its property, unless otherwise ordered by the Bankruptcy Court. The Allowed amount of any Claim arising from the rejection of an Executory Contract or Unexpired Lease for which a Proof of Claim was timely Filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof (subject to any limitation under section 502(b) of the Bankruptcy Code or other applicable law).

Section 6.03.        Insurance Policies

(a)           Notwithstanding Section 6.01 of the Plan, unless otherwise rejected by the Debtor prior to the Effective Date or subject to a motion seeking such rejection as of the Effective Date, all of the Debtor’s insurance policies and any agreements, documents, or instruments relating thereto shall be deemed to be, and treated, as Executory Contracts and shall be assumed on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code. Nothing contained in this Section 6.03 shall constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any Entity under any of the Debtor’s insurance policies, including, without limitation, any insurer or reinsurer.

(b)          In the event that the Debtor determines that an Allowed Claim is covered in full or in part under one of the Debtor’s insurance policies, no distributions under this Plan shall be made on account of such Allowed Claim unless and until, and solely to the extent that, (i) the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) an insurer authorized to issue a coverage position under such insurance policy, or the agent of such insurer, issues a formal determination, which the Debtor or, as the case may be, the Reorganized Debtor, in its sole discretion does not contest, that coverage under such insurance policy is excluded or otherwise unavailable for losses arising from such Allowed Claim. Any proceeds available pursuant to one of the Debtor’s insurance policies shall reduce the Allowed amount of a Claim on a dollar-for-dollar basis. To the extent that one or more of the Debtor’s insurers agrees to satisfy a Claim in full or in part (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. Nothing in this Plan shall be construed to limit, extinguish, or diminish the insurance coverage that may exist or shall be construed as a finding that liquidated any Claim payable pursuant to an insurance policy.

Section 6.04.        Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or rejected shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease and all executory contracts or unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that the Debtor executed during the Chapter 11 Case shall not be deemed to alter the prepetition nature of such executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Article VII
PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.01.       Date of Distributions

Any Distribution to be made hereunder shall be made on or as soon as practicable after the Effective Date, except as otherwise provided in the Plan.

Section 7.02.       Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtor or its respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Debtor and the Reorganized Debtor shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtor nor the applicable Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

Section 7.03.       Disbursing Agent

(a)           General. All Distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other Person designated by the Reorganized Debtor as Disbursing Agent, except as otherwise provided in the Plan.

(b)          Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered, without further order of the Bankruptcy Court, to (i) make all Distributions contemplated by the Plan, (ii) employ or contract with any Entities to assist in or make the Distributions required by the Plan, (iii) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Section 7.04.       Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)           Delivery in General. Except as otherwise provided herein, the Disbursing Agent shall make Distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtor’s records as of the date of any such Distribution; provided, however, that the manner of such Distributions shall be determined at the Disbursing Agent’s discretion; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim the Holder Filed or, if no Proof of Claim was filed, in the Schedules. All payments of Cash on account of Existing Bond Secured Claims shall be made to the Bond Trustee.

(b)          Undeliverable Distributions. If any Distribution or notice provided in connection with the Chapter 11 Case to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent shall make no further Distribution to such Holder unless and until the Disbursing Agent is notified in writing of the Holder’s then current address. On or as soon as practicable after the date on which a previously undeliverable or unclaimed Distribution becomes deliverable and claimed, the Disbursing Agent shall make such Distribution without interest thereon. Any Holder of an Allowed Claim that fails to assert a Claim hereunder for an undeliverable or unclaimed Distribution within one (1) year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and shall forever be barred and enjoined from asserting such Claim against the Debtor, the Estate, the Reorganized Debtor, or its property. After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to this Section 7.04 shall be deemed unclaimed property pursuant to section 347(b) of the Bankruptcy Code. Such property or interests in property shall be returned by the Disbursing Agent to the Reorganized Debtor, and the Claim of any other Holder to such property or interests in property shall be discharged and forever be barred. Nothing contained herein shall require or be construed to require the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

Section 7.05.       Setoff

Except as otherwise specifically provided in the Plan, the Reorganized Debtor or the Debtor shall be permitted, but not required, to set off any claims of any nature whatsoever held by the Debtor against the Holder of a Claim against such Claim or the Distributions to be made hereunder on account of such Claim; provided, however, that neither the failure to exercise such setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claim the Debtor or Reorganized Debtor may have against such Holder.

Section 7.06.       No Post-petition Interest on Claims

Except as otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court, post-petition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

Section 7.07.       Surrender of Cancelled Notes, Instruments or Securities

(a)         Any Holder of any Claim evidenced by the instruments, securities, or other documentation cancelled under Section 5.06 of the Plan shall surrender such applicable instruments, securities, or other documentation to the Disbursing Agent in accordance with written instructions, which may be waived in writing by the Debtor or the Reorganized Debtor, to be provided to such Holder by the Disbursing Agent.

(b)          In the Reorganized Debtor’s discretion, any Distribution required to be made hereunder on account of any Claim shall be treated as an undeliverable Distribution under Section 7.04(b) of the Plan pending the satisfaction of the terms of this Section 7.06.

(c)          Subject to Section 7.04(b) of the Plan, any Holder of any Claim evidenced by the instruments, securities, or other documentation cancelled under Section 5.06 of the Plan that fails to surrender such applicable instruments, securities, or other documentation in accordance with Section 7.07(a) of the Plan within one (1) year after the Effective Date shall have such Claim, and the Distribution on account of such Claim, discharged and shall forever be barred from asserting such Claim against any of the Reorganized Debtor or its property. Such Distributions shall be treated as unclaimed property as provided in Section 7.04(b).

Section 7.08.       Lost, Stolen, Mutilated, or Destroyed Documentation

In addition to any requirements under any applicable agreement, any Holder of a Claim evidenced by instruments, securities, or other documentation cancelled under Section 5.03 of the Plan and required to be surrendered under Section 7.07(a) of the Plan that have been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such instruments, securities, or other documentation (a) deliver evidence of such loss, theft, mutilation, or destruction that is reasonably satisfactory to the Reorganized Debtor and Disbursing Agent and (b) deliver to the Disbursing Agent such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such Entity as the Holder of such Allowed Claim. Such Holder shall, upon compliance with this Article VII, be deemed to have surrendered such instruments, securities, or other documentation for all purposes hereunder.

Section 7.09.       Fractional and Minimum Distributions

Notwithstanding anything contained herein to the contrary, no fractional dollars of Cash or bonds shall be distributed. For purposes of Distribution hereunder, fractional bond amounts or dollars shall be rounded to the nearest whole unit (with any amount less than one-half dollar to be rounded down).

Section 7.10.       Manner of Payment Under Plan of Reorganization

The Disbursing Agent shall be authorized, in its discretion, to make any Cash payment required to be made hereunder by check or wire transfer.

Section 7.11.       Withholding and Reporting Requirements

The Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority in connection with the Plan and all instruments issued in connection therewith and Distributions thereon. All Distributions under the Plan shall be subject to any such withholding or reporting requirements. The Disbursing Agent shall not be obligated to make any Disbursements under the Plan until the Holder of an Allowed Claim has provided its tax identification number and any other tax information deemed necessary by the Disbursing Agent.

Article VIII
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED
CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO

Section 8.01.       Prosecution of Objections to Claims

On and after the Effective Date, the Reorganized Debtor may, without approval of the Bankruptcy Court: (a) file, settle, compromise, withdraw, or litigate to judgment objections to Claims (other than Claims previously Allowed, including Claims Allowed herein) with respect to the Estate and (b) settle or compromise any Disputed Claim with respect to the Estate. Any objections to Claims must be filed by the Claims Objection Deadline.

Section 8.02.       Estimation of Claims

The Reorganized Debtor shall be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor (or the Reorganized Debtor, as the case may be) previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection. The Bankruptcy Court shall retain jurisdiction to estimate a Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor (or the Reorganized Debtor, as the case may be) may pursue any supplemental proceedings to object to the allowance of such Claim. All the aforementioned objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

Section 8.03.       Payments and Distributions on Disputed Claims

Notwithstanding any other provision to the contrary herein, no payments or Distributions shall be made hereunder with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn, or determined by Final Order and such Disputed Claim has become and Allowed Claim. Moreover, except as otherwise provided in the Plan, no interest shall accrue or be Allowed on any Claim during the period after the Petition Date.

Section 8.04.       Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtor by that Entity have been turned over or paid to the Debtor or the Reorganized Debtor.

Section 8.05.       Debtor’s and Reorganized Debtor’s Rights and Defenses Preserved

Except as expressly provided in any order entered in the Chapter 11 Case, nothing, including, but not limited to, the failure of the Debtor or the Reorganized Debtor to object to a Claim for any reason during the pendency of the Chapter 11 Case, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Debtor or the Reorganized Debtor with respect to any Claim including, but not limited to, all rights of the Debtor or the Reorganized Debtor to contest or defend itself against such Claims in any lawful manner or forum when and if such Claim is sought to be enforced by the Holder thereof.

Article IX
CONDITIONS PRECEDENT TO EFFECTIVE DATe

Section 9.01.       Conditions Precedent to Confirmation. Without limiting any of the other conditions precedent contained in the Plan, the Confirmation Date shall not occur unless and until each of the following conditions has occurred or have been waived in accordance with the terms herein and the terms of the Restructuring Support Agreement:

(a)          The proposed Confirmation Order shall be in form and substance reasonably satisfactory in all respects to the Debtor, the Bond Trustee and the Required Holders; and

(b)         This Plan, the Plan Supplement, the Restated Bond Documents and any schedules, documents, supplements, and exhibits to any of the foregoing documents shall be, in form and substance satisfactory to the Debtor, the Bond Trustee, the New Bond Trustee and the Consenting Holders, and on the terms contemplated by the Restructuring Support Agreement.

Section 9.02.       Conditions Precedent to the Effective Date

Without limiting any of the other conditions precedent contained in the Plan, the Effective Date shall not occur unless and until each of the following conditions has occurred or have been waived in accordance with the terms herein and the terms of the Restructuring Support Agreement:

(a)          The Disclosure Statement Order shall have been entered and have become a Final Order;

(b)          The Bankruptcy Court shall have entered the Confirmation Order, and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

(c)          The Restructuring Support Agreement shall not have been terminated, and remain in full force and effect.

(d)          Each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and remain in full force and effect, shall be in form and substance reasonably acceptable to the Debtor, the Bond Trustee and the Consenting Holders and consistent with the Restructuring Support Agreement, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;

(e)          All conditions precedent to the effectiveness of the Restated Bond Documents shall have been satisfied or waived in accordance with the terms thereof, the Restructuring Transactions shall have been consummated, and the Restated Bond Documents shall be in full force and effect and binding on all parties thereto;

(f)           The Reorganized Debtor Corporate Governance Documents shall have been adopted and filed with the applicable authorities of the relevant jurisdictions and shall become effective on the Effective Date in accordance with such jurisdiction’s laws except to the extent that any such governing documents shall be adopted or filed after the Effective Date;

(g)          All authorizations, consents, and approvals determined by the Debtor to be necessary to implement the terms of the Plan shall have been obtained;

(h)          All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full;

(i)           All other actions necessary to implement the terms of the Plan shall have been taken;

(j)           The Professional Fee Escrow shall have been established and funded in Cash;

(k)          No court of competent jurisdiction (including the Bankruptcy Court) or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, prohibiting, or materially affecting the consummation of any of the Restructuring Transactions;

(l)           The Restructuring Support Agreement shall be in full force and effect as to the Debtor, no termination event or event that would give rise to a termination event under the Restructuring Support Agreement upon the expiration of the applicable grace period shall have occurred, and the Restructuring Support Agreement shall not have been validly terminated prior to the Effective Date; and

(m)         All governmental and third-party approvals and consents necessary, if any, in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

Section 9.03.       Notice of Occurrence of the Effective Date

The Debtor or Reorganized Debtor shall File a notice of the occurrence of the Effective Date within five (5) business days thereafter, which notice shall contain notice of the applicable deadlines under the Plan, including the Administrative Claims Bar Date, the deadline for filing final requests for payment of Professional Fee Claims, and the deadline for filing any claims relating to the rejection of an Executory Contract or Unexpired Lease. Failure to File such notice shall not prevent the effectiveness of the Plan, Plan Supplement or any related documents.

Section 9.04.       Waiver of Conditions Precedent

Each of the conditions set forth in Section 9.01 may be waived in whole or in part by the Debtor or the Reorganized Debtor, as applicable, and only if in accordance with the terms of the Restructuring Support Agreement, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.

Section 9.05.       Consequences of Non-Occurrence of Effective Date

If the Confirmation Order is vacated (a) the Plan shall be null and void in all respects; and (b) any settlement of Claims and Causes of Action hereunder, including the Global 9019 Settlement, and releases relating thereto shall be null and void without further order of the Bankruptcy Court.

Section 9.06.       Modification of Plan

The Debtor may amend, supplement, or modify the Plan at any time, subject to the restrictions and requirements of section 1128 of the Bankruptcy Code and the terms and conditions of the Restructuring Support Agreement. Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Section 9.07.       Reservation of Rights

The Plan shall have no force or effect unless and until the Confirmation Order is entered. Prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtor with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of the Debtor or any other party with respect to any Claims or any other matter.

Section 9.08.       Substantial Consummation of the Plan

Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

Article X
RETENTION OF JURISDICTION

Section 10.01.    Scope of Retention of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law (provided, however, that notwithstanding the foregoing, with respect to all civil proceedings arising in or related to the Chapter 11 Case and the Plan, the Bankruptcy Court shall have original but not exclusive jurisdiction, in accordance with section 1334(b) of title 28 of the United States Code), including, among other things, jurisdiction to:

(a)          allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim not otherwise Allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims against the Debtor;

(b)          hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the Professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)          hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d)          effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

(e)          enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(f)           hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(g)          consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)          issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(i)           enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(j)           hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

(k)          enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case (whether or not the Chapter 11 Case has been closed);

(l)           except as otherwise limited herein, recover all assets of the Debtor and property of the Estate, wherever located;

(m)         hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)          hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

(o)          hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, the provisions of the Bankruptcy Code; and

(p)          enter a final decree closing the Chapter 11 Case.

Section 10.02.     Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction, including by granting a relief from stay motion, over any matter arising in, arising under, or related to the Chapter 11 Case, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Section 10.03.     Binding Effect

The provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, the Estate, the Disbursing Agent, any Holder of any Claim treated herein or any Person named or referred to in the Plan, and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

Article XI
RELEASES, DISCHARGE, INJUNCTION AND EXCULPATION

Section 11.01.    Releases and Related Matters

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, including the obligations of the Debtor under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise provided in the Plan or in the Confirmation Order, on and after the Effective Date, the Released Parties are deemed conclusively, absolutely, unconditionally and irrevocably, released and discharged by the Releasing Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Chapter 11 Case, the Debtor, the governance, management, transactions, ownership, or operation of the Debtor, the purchase, sale or rescission of any security of the Debtor or the Reorganized Debtor, the Restructuring Support Agreement, the Definitive Documents, the Existing Bond Documents, the Existing Bonds, the Cash Collateral Orders, and any and all related agreements, instruments, and/or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Support Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, the Series 2026 Bonds, the Restated Bond Documents, the Chapter 11 Case, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 11.01(a)(i) shall only be applicable to the maximum extent permitted by law; (ii) shall not be construed as (a) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these releases any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) releasing any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, the Restated Bond Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Section 11.02.    Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out, in whole or in part, from the Petition Date through the Effective Date, of the Chapter 11 Case, the Debtor, the governance, management, transactions, ownership, or operation of the Debtor, the purchase, sale or rescission of any security of the Debtor or the Reorganized Debtor, the Restructuring Support Agreement, the Definitive Documents, the Existing Bond Documents, the Existing Bonds, the Cash Collateral Orders, and any and all related agreements, instruments, and/or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Support Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, the Series 2026 Bonds, the Restated Bond Documents, the Chapter 11 Case, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, except for Claims or Causes of Action arising from an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects, such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities. The Exculpated Parties have, and upon completion of the Plan, shall be deemed to have, participated in good faith and in compliance with all applicable laws with regard to the solicitation and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth in this Section 11.02 (i) shall only be applicable to the maximum extent permitted by law; and (ii) shall not be construed as (a) exculpating any Exculpated Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these exculpations any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) exculpating any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, any Definitive Document, the Series 2026 Bonds, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Section 11.03.    Injunction

In addition to any injunction provided in the Final DIP Order, except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims that have been released, discharged, or are Disallowed or subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, the Released Parties, and/or the Exculpated Parties (to the extent of the exculpation provided pursuant to Section 11.02 with respect to the Exculpated Parties) or the property to be distributed under the Plan: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims unless such right to setoff arises under a post-petition agreement with the Debtor or (i) an executory contract or (ii) an unexpired lease that has been assumed by the Debtor as of the Effective Date; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims released, settled, and/or treated, entitled to a distribution, or cancelled pursuant to the Plan; provided that such persons who have held, hold, or may hold Claims against the Debtor, Reorganized Debtor, or the Estate shall not be precluded from exercising their rights and remedies, or obtaining the benefits, solely pursuant to and consistent with the terms of the Plan.

Subject in all respects to Section 11.01, no entity or person may commence or pursue a Claim or Cause of Action of any kind against any Released Party or Exculpated Party that arose or arises from, in whole or in part, the Chapter 11 Case, the Debtor, the governance, management, transactions, ownership, or operation of the Debtor, the purchase, sale or rescission of any security of the Debtor or the Reorganized Debtor, the Restructuring Support Agreement, the Definitive Documents, the Existing Bond Documents, the Existing Bonds, the Cash Collateral Orders, and any and all related agreements, instruments, and/or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Support Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party or Exculpated Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, the Series 2026 Bonds, the Restated Bond Documents, the Chapter 11 Case, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a claim of willful misconduct, fraud or gross negligence against a Released Party or Exculpated Party and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against any such Released Party or Exculpated Party. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Section 11.01, shall have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

Section 11.04.    Discharge

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim has voted to accept the Plan. Any default or “event of default” by the Debtor with respect to any Claim that existed immediately before or on account of the filing of the Chapter 11 Case shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims subject to the Effective Date occurring.

Section 11.05.    Term of Bankruptcy Injunction or Stays

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays provided for in this Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 11.06.    Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims under the Plan shall take into consideration all subordination rights existing as of immediately before the Effective Date, whether arising by contract or under general principles of equitable subordination, sections 510(6) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim may have with respect to any Distribution to be made under the Plan shall be permanently enjoined, unless otherwise agreed by the Reorganized Debtor.

Section 11.07.    Preservation, Retention, Reservation and Vesting of Rights and Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and have the exclusive right to enforce, after the Effective Date, any Claims, rights, and Causes of Action that the Debtor or its Estate may hold against any Entity (except as otherwise provided in this Article XI), including all Causes of Action against any Entity on account of indebtedness and any other Causes of Action in favor of the Reorganized Debtor or its Estate. The Reorganized Debtor shall be permitted to pursue such retained and revested Claims, rights, or Causes of Action in accordance with the best interests of the Reorganized Debtor and this Plan. Except as set forth in Article XI above, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or the relinquishment of any Claims, rights or Causes of Action that the Debtor or the Reorganized Debtor may have or which the Reorganized Debtor may choose to assert on behalf of the Estate under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (a) any and all Claims against any Person or entity, to the extent such Person or entity asserts a cross-claim, counterclaim and/or claim for setoff which seeks affirmative relief against the Debtor, the Reorganized Debtor, or their respective officers, directors or representatives, and (b) the turnover of any property of the Estate.

Section 11.08.    Ipso Facto and Similar Provisions Ineffective

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to the Debtor shall be void and of no further force or effect with respect to the Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (a) the insolvency or financial condition of the Debtor; (b) the commencement of the Chapter 11 Case; (c) the confirmation or consummation of the Plan, including any change of control that shall occur as a result of such consummation; or (d) the restructuring.

Article XII
MISCELLANEOUS PROVISIONS

Section 12.01.    Payment of Statutory Fees

All fees payable under 1930 of title 28 of the United States Code shall be paid by the Debtor whether due on or after the Effective Date.

Section 12.02.    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Rhode Island shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as may be provided otherwise in any such agreements, documents, or instruments), and corporate governance matters with respect to the Debtor, without giving effect to the principles of conflicts of law thereof.

Section 12.03.    Inconsistency

In the event of any inconsistency among the Plan and the Disclosure Statement, the provisions of the Plan shall govern. In the event of an inconsistency between the terms of the Plan and the Confirmation Order, the Confirmation Order shall govern.

Section 12.04.    Continuing Exclusivity and Solicitation Period

Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtor shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan, subject to the terms of the Restructuring Support Agreement, and to solicit acceptances thereof.

Section 12.05.    Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor (which request shall only be made to the extent the request seeks relief consistent with the Restructuring Support Agreement), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 12.06.    Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person or Entity, including, but not limited to, the Reorganized Debtor and all other parties-in-interest in the Chapter 11 Case.

Section 12.07.    Filing of Additional Documents

The Debtor (or the Reorganized Debtor, as the case may be) are authorized to File such agreements and other documents, including the Plan Supplement, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 12.08.    Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, (a) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtor and each of its respective affiliates, agents, officers, employees, advisors, and attorneys that have participated in the offer and issuance of any securities under the Plan shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code and therefore are not, and shall not be, liable on account of such offer, issuance, or solicitation at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of any securities under the Plan.

Section 12.09.    Plan Supplement

The Plan Supplement shall be Filed with the Bankruptcy Court on or before seven (7) days prior to the Voting Deadline, or by such later date as may be established by order of the Bankruptcy Court. Upon such Filing, all documents set forth in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. Holders of Claims may obtain a copy of any document set forth in the Plan Supplement by visiting Epiq’s website at https://dm.epiq11.com/Wyatt. Subject to entry of the Disclosure Statement Order, the Debtor, with the consent of the Bond Trustee, is authorized to amend the Plan Supplement Documents through the Effective Date without further notice to parties in interest; provided, that the Debtor shall give notice to any party to an Executory Contract or Unexpired Lease that is added or removed from the List of Rejected Contracts.

Section 12.10.    Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtor, the holders of Claims, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtor.

Section 12.11.    Notices to the Debtor/Reorganized Debtor

Any notice, request, or demand to the Debtor or the Reorganized Debtor required or permitted to be made or provided under the Plan shall be (a) in writing, (b) served by (i) email (ii) certified mail, return receipt requested, (iii) hand delivery, (iv) overnight delivery service, (v) first class mail, or (vi) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the cases of notice by facsimile transmission, when received and telephonically confirmed. Any such notice, request, or demand to the Debtor or the Reorganized Debtor shall be addressed as follows:

Central Falls Detention Facility Corporation
Attn: Warden

950 High Street

Central Falls, Rhode Island 02863

with a copy (which shall not constitute notice) to:

Partridge Snow & Hahn LLP

Attn: Daniel E. Burgoyne and Matthew A. Lopes, Jr.

40 Westminster Street

Suite 1100

Providence, Rhode Island 02903

dburgoyne@psh.com

mlopes@psh.com

and:

Troutman Pepper Locke LLP

Jonathan W. Young

Hanna J. Redd

111 Huntington Ave., 9th Floor

Boston, MA 02199

T: (617) 239-0100

F: (617) 227-4420

jonathan.young@troutman.com

hanna.redd@troutman.com

– and –

Aaron C. Smith

111 South Wacker Drive

Chicago, IL 60606

T: (312) 443-700

F: (312) 443-0336

aaron.smith@troutman.com

After the Effective Date, the Debtor has authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtor is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

Section 12.12.    Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed by the Plan.

Section 12.13.    Tax Reporting and Compliance

All Distributions pursuant to the Plan shall be subject to all tax withholding and reporting requirements imposed on the Debtor by applicable law. Notwithstanding any provision in the Plan to the contrary, the Disbursing Agent may take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate. The Reorganized Debtor reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, or other spousal awards, liens, and encumbrances. For the avoidance of doubt these terms shall not apply to any Distribution on account of Existing Bonds Secured Claims.

Section 12.14.    Allocation of Payments

To the extent that any Allowed Claim entitled to a Distribution hereunder is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall, for all income tax purposes, be allocated to the accrued but unpaid interest amount of such Claim first and then, to the extent that the consideration exceeds such accrued interest amount, to the portion of such Claim representing principal.

[Signature Page Follows]

Dated: July 10, 2026	CENTRAL FALLS DETENTION
FACILITY CORPORATION,
debtor and debtor-in-possession

	By:	/s/ Daniel Polsky
Daniel Polsky
Authorized Signatory